Exhibit 3.17

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

AMI CELEBRITY PUBLICATIONS, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of AMI Celebrity Publications, LLC, a Delaware limited liability company (the “Company”), is made as of January 25, 2011, by American Media, Inc., a Delaware corporation as the sole member (the “Member”) of the Company.

In consideration of the agreements and obligations set forth herein and intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

1. Formation. The Company was originally created by filing a Certificate of Incorporation with the Delaware Secretary of State on November 5, 1999 on behalf of the Member. Then, on January 25, 2011, the Company was converted from a Delaware corporation to a Delaware limited liability company by filing a Certificate of Conversion with the Delaware Secretary of State pursuant to the Delaware Limited Liability Company Act (the “DLLCA”).

2. Name. The name of the Company is “AMI Celebrity Publications, LLC” and all Company business shall be conducted under such name.

3. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under Delaware law and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

4. Principal Place of Business. The principal place of business of the Company shall be at 4950 Communication Avenue, Suite 100, Boca Raton, Florida 33431. At any time, the Member may change the location of the Company’s principal place of business.

5. Member. The name and mailing address of the Member is as follows:

Name	Address
American Media, Inc.	4950 Communication Avenue, Suite 100 Boca Raton, Florida 33431

6. Membership Units. Upon the Member’s execution and delivery of this Agreement, the Company shall issue to the Member one (1) membership unit in the Company, representing Member’s ownership interest in the Company. No property of the Company shall be deemed to be owned by the Member, but shall be owned by and title shall be vested solely in the Company.

7. Registered Agent and Office. The Company’s registered agent and office in Delaware shall be Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. At any time, the Member may designate a different registered agent and/or registered office.

8. Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the members of limited liability companies under Delaware law.

9. Management of the Company. The business affairs of the Company shall be managed by the Member in accordance with Section 18-402 of the DLLCA. Management of the Company shall be vested in the Member. The Member may appoint one or more officers as it deems necessary, desirable or appropriate, with such authority and upon such terms and conditions as the Member deems appropriate. Any such officer shall serve at the pleasure of the Member and may be removed, with or without cause, by the Member.

10. Managers. The Member hereby appoints the following persons as managers of the Company, to hold office until their respective successors are elected and qualified:

David J. Pecker

Christopher Polimeni

David Olson

11. Officers. The Member hereby appoints the following persons as officers of the Company, to hold office until their respective successors are elected and qualified:

David J. Pecker	President, Chairman and Chief Executive Officer

Christopher Polimeni	Executive Vice President, Chief Financial Officer and Treasurer

Jeffrey Laymon	Senior Vice President, Chief Accounting Officer and Controller

Kevin Hyson	Executive Vice President, Chief Marketing Officer

David Leckey	Executive Vice President, Consumer Marketing

David Olson	Secretary

12. Additional Contributions. The Member is not required to make any additional contributions to the Company.

13. Allocation of Profits and Losses. The Company’s profits and losses, and all items allocable for tax purposes, shall be allocated to the Member.

14. Distributions. Distributions shall be made to the Member at the times and in the amounts as determined by the Member. Such distributions shall be allocated to the Member.

15. Assignments. The Member may assign in whole or in part its limited liability interest in the Company in accordance with the DLLCA.

16. Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member upon such terms and conditions as the Member, in its discretion, shall approve. In the event of the admission of any new Member or Members, the Member and such additional Member or Members shall execute an appropriate amendment to this Agreement reflecting such terms and conditions and such other matters which the Member deems appropriate or upon which the Member and such additional Member or Members shall agree.

17. Resignation of Member. The Member may resign from the Company in accordance with the DLLCA.

18. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the DLLCA.

19. Exculpation and Indemnity. Neither the Member, the Managers (as defined in the DLLCA), the directors nor the officers of the Company shall be liable or accountable in damages or otherwise to the Company or the Member for any act or omission done or omitted by him, her or it in good faith. The Company shall indemnify each of the Member, the Managers (as defined in the DLLCA), the directors and the officers of the Company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Member, Managers, directors or officers of the Company (including, without limitation, attorney fees and disbursements incurred in the defense thereof) arising out of or in connection with any act or omission of the Member, Managers, directors or officers in connection with the Company.

20. Dissolution. Dissolution of the Company will occur upon the occurrence of either of the following events: (i) the sale or other disposition of all or substantially all of the Company’s assets; or (ii) the affirmative vote of the Member. The exclusive means by which the Company may be dissolved are set forth-in this paragraph. The Company will not be dissolved upon the resignation, expulsion, bankruptcy or dissolution of the Member or upon the occurrence of any other event which terminates the continued membership of the Member in the Company.

21. Amendments. This Agreement may be amended only in a tangible written instrument. Any such amendment must be approved and executed by the Member.

22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted, its successors, legal representatives and assigns.

23. Captions. Captions contained in this Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

24. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

25. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date and year first above written.

MEMBER:

AMERICAN MEDIA, INC.

By:	/s/ David Olson
Name: David Olson
Title: Corporate Counsel and Secretary

4